Exhibit 99.1

MEDICUS PHARMA LTD. COMPLETES ACQUISITION OF ANTEV LIMITED

Antev is developing Teverelix, a next generation GnRH Antagonist, as a first in class market product for Acute Urinary Retention (AURr) and high CV risk Prostate Cancer collecting representing ~US$6 billion in potential market opportunity

Patrick J. Mahaffy, a veteran pharma executive and the former Chairman of Antev, appointed to Medicus Board of Directors

Philadelphia, Pennsylvania---September 2, 2025 - Medicus Pharma Ltd. (NASDAQ: MDCX) ("Medicus" or the "Company"), a biotech/life sciences company focused on advancing the clinical development programs of novel and potentially disruptive therapeutic assets, and Antev Limited ("Antev"), a UK-based clinical-stage drug development company, announced today that Medicus has acquired 98.6% of the issued and outstanding shares of Antev for aggregate consideration consisting of approximately US$2.97 million in cash and 1,603,164 common shares of Medicus, pursuant to the previously announced securities exchange agreement among Medicus, Antev and certain securityholders of Antev,  dated as of June 29, 2025, as amended.

Antev is a clinical stage biotech company, developing Teverelix, a next generation GnRH antagonist, as a first in market product for cardiovascular high-risk prostate cancer patients and patients with first acute urinary retention (AURr) episodes due to enlarged prostate.

Antev's former shareholders will be entitled to receive up to approximately US$65 million in additional contingent consideration tied to potential future FDA Phase 2 and New Drug Application approvals.

Following the completion of the acquisition, Patrick J. Mahaffy, a veteran pharma executive and the former chairman of Antev, was unanimously appointed to Medicus's board of directors.  Mr. Mahaffy is also the former CEO of both Clovis Oncology (Nasdaq: CLVS) and Pharmion Corporation (Nasdaq: PHRM).

Dr. Paul Marchetto, Chairman of Medicus's Scientific Advisory Board, and Dr. Faisal Mehmud, Chief Medical Officer of Medicus, were appointed Co-Chairmen of Antev's Board of Directors. Carolyn Bonner, President of Medicus, and Viktoria Slepeniuk, Senior Vice President, Public Relations of Medicus, were also appointed to Antev's Board of Directors.

Amit Kohli, a seasoned pharma executive, with several years of big pharma drug development experience, will continue to serve as the Interim Chief Executive Officer and as a director of Antev.

"We are delighted to complete the acquisition of Antev, which not only adds strategic depth to our drug development pipeline but also strengthens our team, both at the board and management level" stated Dr. Raza Bokhari, Medicus's Executive Chairman & CEO "We believe, Teverelix, a next generation GnRH antagonist, is well positioned to become a first in class product to prevent acute urinary retention relapse due to enlarged prostate, and to treat advanced prostate cancer in patients with high cardiovascular risk profile, collectively representing approximately US$6 billion in potential market opportunity."

In addition to resale restrictions prescribed under applicable securities laws, the common shares of Medicus issued to former Antev shareholders will be subject to a staggered lock-up and an agreement granting certain voting rights in favor of Medicus management for a period of 36 months.

1. Antev Acute Urinary Retention (AURr) Indication:

Teverelix® is aiming to be the first-in-class indication product for preventing recurrence of acute urinary retention (AURr) in males 45 years or older who suffer from prostate enlargement. Antev has a U.S. Food and Drug Administration ("FDA") approved phase 2b study designed to randomize 390 men after a successful trial without catheterization ("TWOC"). 85% of nearly one million annual AURr episodes in the United States occur in men 60+ who suffer from enlarged prostate that manifests with age. An AURr episode is followed by a recurrent episode within 6 months for approximately 30% of men.  This presents a potential market opportunity of more than US$2 billion annually.

Antev planned Phase 2b Study Design in Acute Urinary Retention:

Randomized controlled double blinded study in 390 men after a successful TWOC in 60-70 sites in the United States and European Union (EU). The participants shall receive either single intramuscular (IM) or subcutaneous (SC) injection (90mg or 120mg) or placebo in addition to standard therapy. The primary endpoint is a composite of AURr, need for surgery or poor urinary flow metrics in the first 28 weeks plus 24 weeks follow up.

2. Antev High Cardiovascular (CV) Risk Advanced Prostate Cancer (APC) indication:

Teverelix® is aiming to be the best-in-class indication product for hormone therapy for advanced prostate cancer (APC) patients with increased CV risk. Antev has an FDA approved phase 2b open label study designed to recruit 40 men with advanced prostate cancer. Antev is targeting a niche in patients with increased CV risk, aiming to provide an androgen deprivation therapy (ADT) option with potentially lower cardiac toxicity than conventional GnRH agonists. If approved, Teverelix could become the first hormone therapy labeled specifically for treating prostate cancer in patients with a history of cardiovascular disease. An estimated 300,000 to 500,000 men in the United States are living with advanced stage prostate cancer presenting a potential market opportunity of more than US$4 billion annually.

Antev planned Phase 2b Study Design in Advanced Prostate Cancer

Open label study in 40 men with advanced prostate cancer suitable for ADT. The participants will receive a loading dose of 180mg IM plus x2 180mg SC (total 540mg), followed by x2 180mg (360mg) SC day 29 and every 6 weeks. The total duration of the treatment is 22 weeks. The primary endpoint is to confirm castration rate by day 29, sustaining to day 155, with a probability greater than 90%.

For further information contact:

Carolyn Bonner, President

(610) 636-0184

cbonner@medicuspharma.com

Anna Baran-Djokovic, SVP Investor Relations

(305) 615-9162

adjokovic@medicuspharma.com

About Medicus Pharma Ltd.

Medicus Pharma Ltd. (Nasdaq: MDCX) is a biotech/life sciences company focused on accelerating the clinical development programs of novel and disruptive therapeutics assets. The Company is actively engaged in multiple countries, spread over three continents.

SkinJect Inc. a wholly owned subsidiary of Medicus Pharma Ltd, is a development stage, life sciences company focused on commercializing novel, non-invasive treatment for basal cell skin cancer using a patented dissolvable microneedle patch to deliver a chemotherapeutic agent to eradicate tumors cells. The Company completed a phase 1 safety & tolerability study (SKNJCT-001) in March of 2021, which met its primary objective of safety and tolerability; the study also describes the efficacy of the investigational product D-MNA, with six (6) participants experiencing complete response on histological examination of the resected lesion. The Company is currently conducting a randomized, controlled, double-blind, multicenter clinical study (SKNJCT-003) in the United States and Europe. The Company has also commenced a randomized, controlled, double-blind, multicenter clinical study (SKNJCT-004) in the United Arab Emirates.

In August 2025, the Company announced its entry into a non-binding memorandum of understanding (the "MoU") with Helix Nanotechnologies, Inc. ("HelixNano"), a Boston Based biotech company focused on developing a proprietary advanced mRNA platform, in respect of their shared mutual interest in the development or commercial arrangement contemplated by the MoU. The MoU is non-binding and shall not be construed to obligate either party to proceed with a joint venture or any further development or commercial arrangement, unless and until definitive agreements are executed.

In August 2025, the Company completed the acquisition of Antev, a UK-based late clinical stage biotech company, developing Teverelix, a next generation GnRH antagonist, as a first in market product for cardiovascular high-risk advanced prostate cancer patients and patients with first acute urinary retention relapse (AURr) episodes due to enlarged prostate.

About Antev Limited

Antev, is a clinical stage biotech company developing Teverelix, a next generation GnRH antagonist, as a first in market product for high CV-risk prostate cancer patients and patients with first acute urinary retention (AURr) episodes due to enlarged prostate.

Antev's flagship drug candidate is Teverelix trifluoroacetate (Teverelix TFA), a long-acting gonadotrophin-releasing hormone (GnRH) antagonist. Unlike GnRH agonists, which can cause an initial surge in testosterone levels, Teverelix directly suppresses sex hormone production without this surge, potentially reducing cardiovascular risks. This mechanism is particularly beneficial for patients with existing cardiovascular conditions. Teverelix is formulated as a microcrystalline suspension, allowing for sustained release and a six-week dosing interval, which may improve patient compliance and outcomes.

In September 2020 Antev completed a Phase 1 clinical trial in which Teverelix was shown to be well tolerated with no dose-limiting toxicities and demonstrated rapid testosterone suppression. The study included 48 healthy male volunteers. In February 2023, Antev also completed a Phase 2a study in fifty (50) patients with advanced prostate cancer (APC), where Teverelix achieved the primary endpoint of greater than 90% probability of castration levels of testosterone suppression (97.5%) but the secondary endpoint of maintaining this rate above 90% was not met with the probability dropping to 82.5% by Day 42.

In January 2023, the FDA, reviewed the Phase 1 and Phase 2a data and provided written guidance on Antev's proposed Phase 3 trial design for Teverelix. This milestone supports the Company's clinical plans to develop Teverelix as a treatment for advanced prostate cancer patients with increased cardiovascular risk.

In December 2023, FDA approved the Phase 2b study design in advanced prostate cancer covering 40 patients.

In November 2024, FDA approved the Phase 2b study design in acute urinary retention covering 390 patients.

Cautionary Notice on Forward-Looking Statements

Certain information in this news release constitutes "forward-looking information" under applicable securities laws. "Forward-looking information" is defined as disclosure regarding possible events, conditions or financial performance that is based on assumptions about future economic conditions and courses of action and includes, without limitation, statements regarding the potential benefits of the Antev transaction,  plans and expectations concerning, and future outcomes relating to, the development, advancement and commercialization of Teverelix for AURr and high CV risk prostate cancer, and the potential market opportunities related thereto, the MOU, including the potential signing of definitive agreements between Medicus and HelixNano and the development of thermostable infectious diseases vaccines by combining HelixNano's proprietary mRNA vaccine platform with Medicus' proprietary microneedle array (MNA) delivery platform, the Company's aim to fast-track the clinical development program and convert the SKNJCT-003 exploratory clinical trial into a pivotal clinical trial, and approval from the FDA and the timing thereof, the contingent consideration, if any, that may be payable to Antev shareholders subject to certain milestones, the commencement of the SKNJCT-004 study and the potential results of and benefits of such study. Forward-looking statements are often but not always, identified by the use of such terms as "may", "on track", "aim", "might", "will", "will likely result", "could," "designed," "would", "should", "estimate", "plan", "project", "forecast", "intend", "expect", "anticipate", "believe", "seek", "continue", "target", "potential" or the negative and/or inverse of such terms or other similar expressions. These statements involve known and unknown risks, uncertainties and other factors, which may cause actual results, performance or achievements to differ materially from those expressed or implied by such statements, including those risk factors described in the Company's annual report on form 10-K for the year ended December 31, 2024 (the "Annual Report"), and in the Company's other public filings on EDGAR and SEDAR+, which may impact, among other things, the trading price and liquidity of the Company's common shares. . Forward-looking statements contained in this news release are expressly qualified by this cautionary statement and reflect our expectations as of the date hereof and thus are subject to change thereafter. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Readers are further cautioned not to place undue reliance on forward-looking statements as there can be no assurance that the plans, intentions or expectations upon which they are placed will occur. Such information, although considered reasonable by management at the time of preparation, may prove to be incorrect and actual results may differ materially from those anticipated.